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                                                                     Exhibit 8.1

                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                            10 South Dearborn Street
                             Chicago, Illinois 60603


                               September 18, 2002


Commonwealth Edison Company
37th Floor
10 South Dearborn Street
Chicago, Illinois  60680-5379

             Re: $600,000,000 First Mortgage 6.15% Bonds, Series 98
                 Due March 15, 2012 of Commonwealth Edison Company
             ------------------------------------------------------

Ladies and Gentlemen:

         We have acted as United States tax counsel to Commonwealth Edison Company, an Illinois corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $600,000,000 principal amount of the Company's First Mortgage 6.15% Bonds, Series 98 Due March 15, 2012 (the "Exchange Bonds"), which are to be offered in exchange for an equivalent principal amount of currently outstanding First Mortgage 6.15% Bonds, Series 98 Due March 15, 2012 (the "Outstanding Bonds"), all as more fully described in the Registration Statement.

         We are familiar with the proceedings to date with respect to the proposed issuance of the Exchange Bonds contemplated by the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company.

         Based upon and subject to the foregoing, we are of the opinion that the statements set forth in the Registration Statement under the heading "Summary of United States Federal Income Tax Considerations" to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto are correct in all material respects.

         In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the law of the United States of America.

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Commonwealth Edison Company
September 18, 2002
Page 2



         We are furnishing this opinion to the Company for its benefit in connection with the filing of the Registration Statement with the Commission, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written permission.

         This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

         We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

                                      Very truly yours,



                                      Sidley Austin Brown & Wood